BEACON ENTERPRISE SOLUTIONS GROUP, INC.

9300 Shelbyville Road, Suite 1020

Louisville, KY 40222

March 22, 2013

Optos Capital Partners, LLC

4647 Saucon Creek Road, Suite 201

Center Valley, Pennsylvania 18034

Attn. Christopher Ferguson, CEO

Dear Mr. Ferguson:

This Letter of Intent expresses the non binding mutual intention of the parties to enter into a merger transaction involving Optos Capital Partners, LLC, a Delaware limited liability company (“Optos”) in which a wholly owned subsidiary (“Merger Sub”) of Beacon Enterprise Solutions Group, Inc. (“Beacon”) shall be merged with and into Optos and in which Optos shall be the surviving entity (the “Merger”) and become a wholly owned subsidiary of Beacon. The terms and conditions of the Merger and the conditions to its consummation are set forth herein.

1. The Merger. At the time of closing of the Merger (the “Effective Date”) or within an agreed period of time thereafter, and in sole consideration for 100% of the membership interests of Optos, Beacon shall issue to the members of Optos an agreed-upon number of shares of common stock or a newly-created series of Preferred Stock that converts into common stock following the Effective Date (the “Merger Stock”). The Merger is intended to be a “tax free” transaction pursuant to section 368 or 351 of the Internal Revenue Code of 1986, as amended. Upon consummation of the Merger, Beacon shall own 100% of Optos. Optos is, and will be as of the Effective Date, the sole member of Focus Fiber Solutions, LLC, a Delaware limited liability company, Jus-Com, Inc., an Indiana corporation and (collectively, the “Subsidiaries”). Optos is currently a wholly-owned subsidiary of Focus Venture Partners, Inc., a Nevada corporation. It is anticipated that, on or prior to the Effective Date, Optos will be owned by two members as a result of an issuance of additional units to a new member.

2. Merger Agreement. As soon as practicable after the execution of this Letter of Intent, but no later than April 5, 2013, Optos and Beacon shall enter into a Merger Agreement (the “Merger Agreement”) containing customary representations and warranties and covenants.

3. Conditions to Closing. The Merger Agreement shall contain customary conditions to the closing of the Merger and shall include, but not be limited to, the following:

(a) No pending or threatened litigation seeking to prohibit, prevent, enjoin or restrain the Merger;

(b) Beacon shall have entered into a forbearance agreement with outstanding noteholders with respect to its Senior Secured Notes and other debtholders;

(c) Beacon shall have reached arrangements satisfactory to Optos to settle the claims of substantially all of its material trade creditors and other persons holding material claims against it;

(d) Receipt of all applicable regulatory approvals;

(e) The accuracy of all representations and warranties contained in the Merger Agreement;

(f) The absence of any material adverse change affecting either Optos, the Subsidiaries or Beacon;

(g) The approval of the respective Board of Directors of each of the parties; and

(h) The approval, if required by law, of the shareholders of each of the parties; and

(i) The approval of Atalaya, the senior secured lender for Optos.

4. Exclusive Dealings. The parties agree that for a period of forty-five (45) days following the execution of this Letter of Intent (the “Exclusivity Period”), no affiliates, officers and directors, employees or agents of either Optos or Beacon shall solicit, entertain, initiate or seek to secure from any third person firm or corporation any inquiries or proposals, relating to (a) the possible disposition of all or any portion of its securities, assets or business (except inventory disposed of in the ordinary course of business), or (b) any joint venture, merger or consolidation or other business combination which would be inconsistent with the proposed Merger.

5. Miscellaneous.

(a) After the date of the execution of this Letter of Intent until this Letter of Intent is terminated, each of the parties shall have full access to the books and records of the other to enable each party to conduct a due diligence investigation. Either party may terminate this Letter of Intent based upon the results of its good faith investigation or for any other reason.

(b) Neither party is obligated to pay any finders’ fee or related brokerage commissions in connection with the Merger, other than any commissions payable to members of FINRA, if any.

(c) Subject to requirements of law, any news releases or other announcements made by either party hereto or any of their respective shareholders or affiliates or agents pertaining to this Letter of Intent or the transactions contemplated herein shall be approved in writing by the other party prior to release.

(d) The closing of the Merger will occur as soon as practicable following the satisfaction of the conditions to closing set forth in the Merger Agreement but in no event later than May 15, 2013.

(e) This Letter of Intent and the Merger Agreement shall be governed by and construed in accordance with the laws of the state of New York, without regard to the principles or policies thereof with respect to conflicts of laws.

(f) Each of the parties agrees to bear all of their own expenses in connection with the execution, delivery and performance of this Letter of Intent and the consummation of the Merger.

(g) On or before the closing, the parties shall make satisfactory arrangements for the payment of all costs and expenses associated with the transactions contemplated herein, including the fees of lawyers, auditors, accountants and advisors, as well as any out-of-pocket expenses that have been previously advanced.

This Letter of Intent may be duly executed by facsimile and in two or more counterparts, and shall be effective as between all parties signatory hereto when counterparts have been signed by all such parties. The agreements set forth in this Letter of Intent may be modified or waived only by a separate writing signed by each of the parties hereto expressly so modifying or waiving such agreement.

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If the foregoing correctly states the intention of the parties, please execute a copy of this Letter of Intent in the space provided below.

Very truly yours,

BEACON ENTERPRISE SOLUTIONS GROUP, INC.

By:
Bruce Widener
Chief Executive Officer

Agreed and Accepted:

OPTOS CAPITAL PARTNERS, LLC

By:
Christopher Ferguson
Chief Executive Officer